Exhibit 10.1

FORM OF

SEPARATION AGREEMENT

dated as of [•], 2018

by and between

CANADIAN IMPERIAL BANK OF COMMERCE,

and

CIBC INVESTMENTS (CAYMAN) LIMITED

and

FIRSTCARIBBEAN INTERNATIONAL BANK LIMITED

(continued)

2

(continued)

3

Page

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Articles Amendment
Exhibit C	Amended By-laws
Schedule 1.01(a)	Company Group Board Policies
Schedule 3.01(b)(iii)	Surviving Contracts
Schedule 3.04(b)	Guarantees
Schedule 13.10	Expenses

i

FORM OF

SEPARATION AGREEMENT

This SEPARATION AGREEMENT, dated as of [•], 2018, is by and between CANADIAN IMPERIAL BANK OF COMMERCE, a bank organized under the Bank Act (Canada) (“Parent”), and CIBC Investments (Cayman) Limited, a limited company organized under the laws of the Cayman Islands (“CIBC”) and FIRSTCARIBBEAN INTERNATIONAL BANK LIMITED, a bank organized under the laws of Barbados (the “Company”).  Capitalized terms used herein shall have the respective meanings assigned to them in Article 1 hereof.

R E C I T A L S

WHEREAS, CIBC is the direct owner of 91.67% of the issued and outstanding Common Shares (as defined below) on the date hereof;

WHEREAS, immediately following the Effective Date, CIBC will continue to own a majority of the outstanding Common Shares, which remaining shares CIBC expects to partially or fully divest over time; and

WHEREAS, the Parties wish to set forth certain agreements that will govern certain matters between them following the Effective Date, including to facilitate compliance with the respective regulatory regimes applicable to Parent, CIBC and the Company consistent with submission by Parent, CIBC and the Company with their principal regulators.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.  Certain Definitions.  For the purpose of this Agreement the following terms shall have the following meanings:

“5% Date” means the first date on which CIBC ceases to beneficially own at least 5% of the outstanding Common Shares.

“10% Date” means the first date on which CIBC ceases to beneficially own at least 10% of the outstanding Common Shares.

“30% Date” means the first date on which CIBC ceases to beneficially own at least 30% of the outstanding Common Shares.

“50% Date” means the first date on which CIBC ceases to beneficially own at least 50% of the outstanding Common Shares.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Separation Agreement, including all of the schedules and exhibits hereto.

“Alco” means the Asset-Liability Committee of the Company.

“Ancillary Agreements” means, collectively, the Transition Services Agreement, the Trademark License Agreement, the Registration Rights Agreement, the Underwriting Agreement and other agreements related thereto.

“Audit Committee” means the Audit Committee of the Company Board.

“Bank Branch” means a physical location staffed by employees of any member of the CIBC Group where retail financial products and services are offered to members of the public, and that is commonly known to the Parties on the date hereof as a “branch” or “banking center”.

“Bankruptcy Laws” means Title 11 of the United States Code and other federal, state, or foreign laws principally dealing with the liquidation, reorganization, administration, conservatorship or receivership of insolvent debtors.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions are authorized or obligated by Law to be closed in Toronto, Ontario or Barbados.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, and any rights, warrants or options exercisable or exchangeable for or convertible into such capital stock.

“CIBC” has the meaning set forth in the preamble hereto.

“CIBC Board” means the Board of Directors of CIBC (which will include at least two (2) officers or executives of the CIBC Group).

“CIBC Board Approval” means the approval, authorization, consent, waiver or other action, as applicable, by the CIBC Board.

“CIBC Business” means any business or operations of the CIBC Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise), other than the Company Business.

“CIBC Competing Business” has the meaning set forth in Section 7.01(b).

“CIBC Competing Person” has the meaning set forth in Section 7.01(b)(ii).

“CIBC Designee” means a Director designated by CIBC pursuant to its nomination rights set forth in Section 5.03.

“CIBC Group” means for purposes of this Agreement, Parent, each Subsidiary of Parent and each other Person that either (x) is controlled directly or indirectly by Parent immediately after the Effective Date or (y) becomes directly or indirectly controlled by Parent following the Effective Date; provided, however, that for purposes of this Agreement, neither the Company nor any other member of the Company Group is or has been a member of the CIBC Group.  For the avoidance of doubt, CIBC is a member of the CIBC Group as of the date of this Agreement.

“CIBC Indemnitees” has the meaning set forth in Section 9.03.

“CIBC Independent Director” means a CIBC Designee who is also an Independent Director.

“CIBC Parent Board” means the Board of Directors of Parent.

“Closing” means the closing of the IPO.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Shares” shall mean the common shares, no par value, of the Company.

“Company” has the meaning set forth in the preamble hereto.

“Company Auditors” means the Company’s independent certified public accountants, which, as of the date hereof, is Ernst & Young Ltd.

“Company Board” means the Board of Directors of the Company.

“Company Business” means any business or operations of the Company Group (whether conducted independently or in association with one or more third parties through a partnership, joint venture or other mutual enterprise) as carried out by the Company Group from time to time.

“Company Group” means the Company, each Subsidiary of the Company and each other Person that either (x) is controlled directly or indirectly by the Company immediately as of the Effective Date or (y) becomes directly or indirectly controlled by the Company following the Effective Date.

“Company Group Board Policies” means those policies of the Company Group adopted by and subject to review by the Company Board from time to time, as such policies may be amended from time to time in accordance with this Agreement, which policies, as of the date hereof, consist of those set forth on Schedule 1.01(a) hereto.

“Company Group Policy Framework” means the policies of the Company Group (including the Company Group Board Policies) adopted by the Company from time to time, as such policies may be amended from time to time in accordance with this Agreement.

“Company Indemnitees” has the meaning set forth in Section 9.04.

“Compensation Committee” means the Compensation Committee of the Company Board established pursuant to Section 5.05(a).

“Confidential Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models (financial or otherwise), flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including Privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Consents” means any consents, waivers or approvals from any Person other than a member of either Group.

“Contract” means any written or oral commitment, contract, subcontract, agreement, lease, sublease, license, understanding, sales order, purchase order, instrument, indenture, note or other commitment that is binding on any Person or any part of its property under applicable Law.

“Deconsolidation Date” means the date on which Parent ceases to consolidate the Company Group’s financial statements with its financial statements under IFRS.

“Director” means a member of the Company Board.

“Disclosing Party” has the meaning set forth in Section 8.01(a).

“Disclosure Documents” shall mean (i) any form, statement, schedule or other material filed with or furnished to the Commission, any other Governmental Authority or any securities exchange by or on behalf of any Party or any of its Affiliates, including the IPO Registration Statement, and (ii) any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, free writing prospectus, roadshow and any schedule thereto or amendment thereof or document incorporated by reference therein, whether or not filed with or furnished to the Commission, any other Governmental Authority or any securities exchange by or on behalf of any Party or any of its Affiliates.

“Effective Date” means the Business Day immediately preceding the date of the Closing.

“Escalation Notice” has the meaning set forth in Section 10.02(a).

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Manual” means the Listed Company Manual of the Exchange.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Group” means either the CIBC Group or the Company Group, as the context requires.

“Guarantee” has the meaning set forth in Section 3.04(a).

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board and interpretations issued by the IFRS Interpretation Committee of the IASB and adopted by the CIBC Group.

“Indemnifying Party” has the meaning set forth in Section 9.05(a).

“Indemnitee” has the meaning set forth in Section 9.05(a).

“Indemnity Payment” has the meaning set forth in Section 9.05(a).

“Independent Director” means a Director who is “independent” within the meaning of that term as used in Rule 303A.02 of the Listed Company Manual of the New York Stock Exchange, as amended, and who meets applicable independence requirements of Barbados law.

“Insurance Proceeds” means those monies:

(a)                                 received by an insured (or its successor-in-interest) from an insurance carrier;

(b)                                 paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c)                                  received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof and including, for the avoidance of doubt, proceeds from any self-insurance, captive insurance or similar program.

“Intercompany Accounts” has the meaning set forth in Section 3.01(a).

“IPO” means the initial public offering of Common Shares pursuant to the IPO Registration Statement.

“IPO Registration Statement” means the registration statement on Form F-l (File No. [•]) filed under the Securities Act, pursuant to which the Common Shares to be sold by the Selling Stockholder in the IPO will be registered, together with all amendments thereto (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act).

“Law” means any federal, national, supranational, state, provincial, local or similar law (including common law), statute, ordinance, regulation, rule, code, order, treaty, license, permit, authorization, registration, approval, consent, decree, injunction, judgment, notice of liability, request for information, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued, entered or otherwise put into effect by a Governmental Authority.

“Liabilities” means any and all indebtedness, claims, debts, taxes, liabilities, demands, causes of action, and obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, without limitation, those arising under any Law, Action or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Losses” means any and all damages, losses, deficiencies, taxes, obligations, penalties, judgments, settlements, claims, payments, fines, charges, interest, costs and expenses, whether or not resulting from third party claims, including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder.

“Nominating and Corporate Governance Committee” means the Nominating and Corporate Governance Committee of the Company Board established pursuant to Section 5.06(a).

“Non-Control Date” means the date on which Parent ceases to control the Company for purposes of the Bank Act (Canada) as provided for in a written determination or approval from the Office of the Superintendent of Financial Institutions to Parent or such earlier date as Parent may designate in writing to the Company.

“Notice” means any obligation to deliver a notification to any Person other than a member of either Group.

“Parent” has the meaning set forth in the preamble hereto.

“Party” means each of Parent, CIBC and the Company.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Prime Rate” shall mean the Wall Street Journal Published Prime (if published in a range, the lowest number in the range will be used) in effect on the fourth (4th) Tuesday of the month prior to the beginning of each calendar quarter.

“Privilege” has the meaning set forth in Section 8.03(a).

“Public Filings” has the meaning set forth in Section 6.05(a).

“Receiving Party” has the meaning set forth in Section 8.01(a).

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and between Parent, CIBC and the Company in the form of Exhibit A hereto.

“Risk Committee” means the Risk Committee of the Company Board established pursuant to Section 5.07(a).

“Securities Act” means the Securities Act of 1933.

“Selling Stockholder” means CIBC.

“Subsequent Disposition” has the meaning set forth in Section 2.03.

“Subsidiary” means, when used with respect to any Person, (a) a corporation in which such Person or one or more Subsidiaries of such Person, directly or indirectly, owns capital stock having a majority of the total voting power in the election of directors of all outstanding shares of all classes and series of capital stock of such corporation entitled generally to vote in such election; and (b) any other Person (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the members of the governing body of such first-named Person.

“Surviving Contracts” has the meaning set forth in Section 3.01(b).

“Tax” means all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any Liability under unclaimed property, escheat, or similar laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) Liability in respect of any items described in clause (a) and/or (b) payable by reason of contract, assumption, transferee, successor or similar Liability, operation of Law or otherwise.

“Tax Return” means any return, declaration, form, report, claim, informational return or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Third Party Shares” means any Common Shares with regard to which any member of the CIBC Group has beneficial ownership pursuant to an investment advisory arrangement under which the CIBC Group member provides investment advisory services to a non-related third party in connection with such shares and does not derive a benefit from such shares other than customary advisory fees.

“Trademark License Agreement” means the Trademark License Agreement, dated as of the Closing, by and between Parent and the Company.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing, by and between Parent and the Company.

“Underwriters” means the underwriters for the IPO set forth in the Underwriting Agreement.

“Underwriting Agreement” means the underwriting agreement to be entered into among the representatives of the Underwriters, the Company and the Selling Stockholder with respect to the IPO.

“U.S. GAAP” means accounting principles generally accepted in the United States of America, applied on a consistent basis.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the Capital Stock of which is owned, directly or indirectly, by such Person.

Section 1.02.  Rules of Construction.  Unless the context otherwise requires or except as otherwise expressly provided:

(a)                                 “herein,” “hereof” and other words of similar import refer to the Agreement as a whole and not to any particular Section, Article or other subdivision;

(b)                                 all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to the Agreement unless otherwise indicated;

(c)                                  references to statutes include the rules and regulations thereunder;

(d)                                 references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations);

(e)                                  references to any Person include the successors and permitted assigns of that Person; and

ARTICLE 2

THE IPO AND ACTIONS PENDING THE IPO; OTHER TRANSACTIONS

Section 2.01.  The IPO.  The Company shall cooperate with, and take all actions reasonably requested by, Parent or CIBC in connection with the IPO.  In furtherance thereof, to the extent not undertaken and completed prior to the execution of this Agreement:

(a)                                 The Company shall file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the same to remain effective as required by the Underwriting Agreement.

(b)                                 The Company shall comply with its obligations under the Underwriting Agreement.

Section 2.02.  Termination of IPO Process.  Notwithstanding anything to the contrary contained herein, prior to the Closing, as between CIBC and the Company, CIBC may in its sole discretion terminate or abandon any aspect of the IPO and the other transactions contemplated hereby or by an Ancillary Agreement in connection with the IPO and the Company shall, subject to compliance with its obligations under the Underwriting Agreement, take all actions directed by CIBC in that regard.

Section 2.03.  Subsequent Dispositions.  The Parties shall execute and deliver, concurrently with the execution and delivery of this Agreement, the Registration Rights Agreement.  In addition to any obligations of the Company pursuant to the Registration Rights Agreement, but subject to any express limitations set forth in the Registration Rights Agreement, the Company agrees that it will, and will cause each other member of the Company Group to, provide such cooperation, information and assistance as CIBC may reasonably request to ensure that dispositions by CIBC or any other member of the CIBC Group of any remaining beneficially owned Common Shares are achieved in a timely and efficient manner, including any dispositions pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act pursuant to the Registration Rights Agreement or otherwise (any such disposition, a “Subsequent Disposition”); provided that such cooperation and assistance shall not include any obligation to enter into agreements with any acquiror of Common Shares in any such disposition by CIBC or any other member of the CIBC Group that are to be performed after such disposition other than any agreements that (i) are contemplated by the Registration Rights Agreement or (ii) are of the nature of agreements customarily included in underwriting agreements (e.g., standstill or lockup obligations) entered into in connection with follow-on stock offerings by publicly traded companies.

ARTICLE 3

THE SEPARATION

Section 3.01.  Termination of Agreements.  (a)  Except as set forth in Section 3.01(b), the Company and each Person in the Company Group, on the one hand, and Parent, CIBC and each Person in the CIBC Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among the Company and any Person in the Company Group, on the one hand, and Parent, CIBC and any Person in the CIBC Group, on the other hand, effective as of the Effective Date and no such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Date.  The Parties agree that all intercompany accounts receivable, accounts payable and balances arising on or prior to the Effective Date (collectively, “Intercompany Accounts”) between any member of the CIBC Group and any member of the Company Group shall be invoiced promptly after the Effective Date and paid within forty-five (45) days of receipt of invoice.  Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of the first sentence of Section 3.01(a) shall not apply to any of the following (or to any of the provisions thereof): (i) this Agreement; (ii) the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement, or any Ancillary Agreement to be entered into by any of the Parties or any Person in their respective Groups); (iii) any agreements or arrangements that the Transition Services Agreement contemplates will remain in effect; (iv) any agreements, arrangements, commitments or understandings set forth or described on Schedule 3.01(b)(iv); (v) all assignment agreements and other instruments providing for the assignment of trademarks from a CIBC Group member to a Company Group member on or prior to the date of this Agreement; and (vi) any other agreements, arrangements, commitments, guarantees, understandings or Intercompany Accounts that this Agreement, or any Ancillary Agreement expressly contemplates will survive the Effective Date (collectively, the “Surviving Contracts”).

(c)                                  Notwithstanding anything in this Agreement to the contrary, in the event the Parties agree in writing that an agreement, arrangement, commitment or understanding terminated pursuant to Section 3.01(a), should have remained in force or effect after the Effective Date, such agreement, arrangement, commitment or understanding shall, pursuant to this Section 3.01(c), be deemed a Surviving Contract and each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

Section 3.02.  [Intentionally omitted]

Section 3.03.  Other Ancillary Agreements.  Each of Parent, CIBC and the Company will execute and deliver, and cause each of their applicable Subsidiaries to execute and deliver, as applicable, all Ancillary Agreements to which it is a party, in each case to be effective as of the Effective Date.

Section 3.04.  Guarantees.  (a)  Except as contemplated by Section 3.04(b), Parent and the Company shall each use their reasonable best efforts to cause a member of the Company Group to be substituted in all respects for a member of the CIBC Group, as applicable, and for the members of the CIBC Group, as applicable, to be otherwise removed or released, effective as of the Effective Date, in respect of all obligations of any member of the Company Group under each guarantee, surety bond, letter of credit, letter of comfort and similar instrument (each, a “Guarantee”), given or obtained by any member of the CIBC Group for the benefit of any member of the Company Group or the Company Business, subject to counterparty consent and applicable Law.  If Parent and the Company have been unable to effect any such substitution, removal, release and termination with respect to any such Guarantee as of the Effective Date then, following the Effective Date, the Company shall effect such substitution, removal, release and termination as soon as reasonably practicable after the Effective Date; provided that from and after Effective Date, the Company shall indemnify against, hold harmless and promptly reimburse the members of the CIBC Group for any payments made by members of the CIBC Group and for any and all Liabilities of the members of the CIBC Group arising out of, or in performing, in whole or in part, any performance obligation in accordance with the underlying obligation under any such Guarantee.

(b)                                 Notwithstanding Section 3.04(a) the Parties agree that the Guarantees listed on Schedule 3.04(b) hereto may remain in effect for a period of time following the Effective Date, as set forth on Schedule 3.04(b), subject to the terms and conditions specified on Schedule 3.04(b) and the proviso included in the final sentence of Section 3.04(a).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that, as of the date hereof and as of the Effective Date:

Section 4.01.  Organization and Authority.  (a)  It is duly constituted, organized and validly existing under the laws of the jurisdiction of its incorporation;

(b)                                 It has the legal right and full power and authority to execute and deliver, and it and the members of its respective Group, as applicable, have the legal right and full power and authority to exercise its and their rights and perform its and their obligations under this Agreement, the Ancillary Agreements and any documents or agreements expressly contemplated by this Agreement or the Ancillary Agreements;

(c)                                  This Agreement has been, and each of the Ancillary Agreements will be, duly authorized, executed and delivered by each Party and each other member of its respective Group that is a party thereto and, assuming due authorization, execution and delivery by all other parties to such agreement, each of this Agreement and such Ancillary Agreements constitutes or will constitute, as the case may be, the valid and legally binding obligations of each Party and such members of their respective Groups who are parties thereto, enforceable in accordance with its or their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.02.  No Conflict.  The authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements by each Party and such members of their respective Groups that are parties thereto do not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation, the memorandum or association or by-laws (or similar organizational documents) of such Party or member of its respective Group or (ii) conflict with or violate in any material respect any Law applicable to such Party or member of its respective Group or any of their respective assets or businesses.

Section 4.03.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement and the Ancillary Agreements, neither Party nor any other Person makes any express or implied representation or warranty on behalf of such Party or any other member of its respective Group, and each Party hereby disclaims any representation or warranty not contained herein or therein.

ARTICLE 5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Section 5.01.  Articles.  Prior to the Effective Date, the Company Board shall approve an amendment to the Company’s Articles of Incorporation as provided in the Articles of Amendment attached hereto as Exhibit B (the “Articles Amendment”) and the Company shall cause such Articles Amendment to become effective immediately prior to the Effective Date.

Section 5.02.  By-Laws.  Prior to the Effective Date, the Company Board shall adopt the amended and restated by-laws of the Company attached hereto as Exhibit C (the “Amended By-Laws”).  Thereafter, the Company shall submit such Amended By-Laws for ratification by the Company’s shareholders at the next subsequent annual or general meeting of the Company’s shareholders.

Section 5.03.  Company Board.

(a)                                 As of Closing, the Company Board shall consist of ten (10) members.  From the Closing until the 50% Date, the Company shall use its best efforts to cause the Company Board to consist of a majority of CIBC Designees, at least two of which CIBC Designees shall qualify as CIBC Independent Directors.

(b)                                 The CEO shall serve on the Company Board.

(c)                                  At all times until the Non-Control Date, at least 40% of the Directors comprising the Company Board shall be Independent Directors.

(d)                                 At all times until the 50% Date, a majority of the Directors comprising the Company Board will not be residents or citizens of Canada, as provided in the Amended By-Laws.

(e)                                  CIBC shall have the right to designate for nomination by the Company Board (or any nominating committee thereof) such number of Directors, and each of whom shall be a CIBC Designee, such that the aggregate number of Directors nominated by CIBC is equal to the following (or such lower number as CIBC shall determine in its sole discretion):

(i)                                     until five (5) days after the 50% Date, sixty percent (60%) of the total number of Directors comprising the Company Board, or the next whole number of Directors in the event such percentage results in a fractional number; provided that at least twenty percent (20%) (of such sixty percent (60%), of such CIBC Designees shall qualify as CIBC Independent Directors;

(ii)                                  from and after five (5) days after the 50% Date until five (5) days after the 30% Date, thirty percent (30%) of the total number of Directors comprising the Company Board, or the next whole number of Directors in the event such percentage results in a fractional number;

(iii)                               from and after five (5) days after the 30% Date until five (5) days after the 10% Date, twenty percent (20%) of the total number of Directors comprising the Company Board, or the next whole number of Directors in the event such percentage results in a fractional number;

(iv)                              from and after five (5) days after the 10% Date until five (5) days after the 5% Date, one (1) Director, and

(v)                                 five (5) days after the 5% Date, none.

(f)                                   Until the 5% Date, the Company shall use its best efforts:

(i)                                     to cause there to be on the Company Board at all times that number of CIBC Designees for which CIBC maintains nomination rights pursuant to Section 5.03(e);

(ii)                                  to fill any vacancy on the Company Board created by the resignation, removal or incapacity of any CIBC Designee with an individual designated by CIBC, to the extent CIBC would then have the right to nominate such individual consistent with the aggregate number of CIBC Designees CIBC shall then be entitled to nominate pursuant to Section 5.03(e); and

(iii)                               to prevent the removal of any CIBC Designee without CIBC’s consent, to the extent CIBC would then have the right to nominate such individual consistent with the aggregate number of CIBC Designees CIBC shall then be entitled to nominate pursuant to Section 5.03(e).

(g)                                  If requested by the Company, at any time when the number of CIBC Designees serving on the Company Board exceeds that number of Directors that CIBC is then entitled to nominate in accordance with this Section 5.03, CIBC shall direct a number of such CIBC Designees then serving on the Company Board that exceeds the number of CIBC Designees that CIBC is then entitled to nominate to promptly resign from the Company Board.

Section 5.04.  Audit Committee of the Board.

(a)                                 As of Closing, the Company Board shall have established an Audit Committee consisting solely of three (3) or more Independent Directors (with the size of the Audit Committee established by the Company Board) with at least one (1) such Independent Directors being a CIBC Independent Director, which Independent Directors shall also meet the standards for Audit Committee membership as set forth in the Exchange Manual and the rules under the Exchange Act.

(b)                                 At any time prior to the 10% Date during which a CIBC Independent Director serves on the Company Board, at least one (1) member of the Audit Committee shall be a CIBC Independent Director designated by CIBC, so long as such CIBC Independent Director also meets the standards for Audit Committee membership as set forth in the Exchange Manual and the rules under the Exchange Act.

(c)                                  The Audit Committee shall have responsibilities and authority consistent with Rule 10A-3 under the Exchange Act and Section 303A.07 of the Exchange Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Company Board from time to time.

(d)                                 The Audit Committee shall have at all times at least one (1) member who is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K.

Section 5.05.  Compensation Committee of the Board.

(a)                                 As of Closing, the Company Board shall have established a Compensation Committee consisting solely of three (3) or more Independent Directors who are also “independent” for purposes of compensation committee service within the meaning of Rule 303A.02 of the Exchange Manual (with the size of the Compensation Committee established by the Company Board) and, at all times prior to the 10% Date, at least one (1) such Director shall be a CIBC Independent Director who is also “independent” for purposes of compensation committee service within the meaning of Rule 303A.02 of the Exchange Manual.  CIBC shall designate the CIBC Independent Director to fill the position reserved for CIBC Independent Directors on the Compensation Committee pursuant to this Section 5.05(a).

(b)                                 The Compensation Committee shall have responsibilities and authority consistent with Section 303A.05 of the Exchange Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Company Board from time to time.

Section 5.06.  Nominating and Corporate Governance Committee of the Board.

(a)                                 As of Closing, the Company Board shall have established a Nominating and Corporate Governance Committee consisting solely of three (3) or more Independent Directors (with the size of the Nominating and Corporate Governance Committee established by the Company Board) and, at all times prior to the 10% Date, at least one (1) such Director shall be a CIBC Independent Director.  CIBC shall designate the CIBC Independent Director to fill the position reserved for CIBC Independent Directors on the Nominating and Corporate Governance Committee pursuant to this Section 5.06(a).

(b)                                 The Nominating and Corporate Governance Committee shall have responsibilities and authority consistent with Section 303A.04 of the Exchange Manual, and such additional responsibilities and authority, not inconsistent with this Agreement, as shall be delegated to it by the Company Board from time to time.

Section 5.07.  Risk Committee of the Board.  As of Closing, the Company Board shall have established a Risk Committee that, at all times prior to the Non-Control Date, shall consist of four (4) or more Directors (with the size of the Risk Committee established by the Company Board) with up to two (2) such Directors being CIBC Designees, who need not be CIBC Independent Directors.  CIBC shall designate the CIBC Designee to fill the positions reserved for CIBC Designees on the Risk Committee pursuant to this Section 5.07.

Section 5.08.  Additional Requirements.

(a)                                 Except as expressly stated in this Article 5, CIBC Designees (i) shall not be required to be Independent Directors or meet any standard of independence from the Company and (ii) may be directors, officers or employees of the CIBC Group or any of its Affiliates, or of the Company or any of the Company’s Subsidiaries.

(b)                                 The Company Board shall provide each Director advance notice of all committee or subcommittee meetings, whether or not such Director serves on any such committee or subcommittee.  Any Director may attend any committee or subcommittee meeting as a non-voting observer; provided that any committee or subcommittee shall have the right to hold sessions consisting only of members of such committee or subcommittee and invited guests present, as applicable.

(c)                                  CIBC may, in its sole discretion and at any time, waive in writing any of its rights under this Agreement, to the extent provided in such written waiver, including its rights to designate individuals for nomination and election to the Company Board and to designate individuals to serve on the committees of the Company Board.  In the event that CIBC expressly waives such rights in writing, the Company shall have the power and authority to fill any vacancies on the Company Board or committees of the Company Board as proscribed by the Company’s articles of incorporation or bylaws.

(d)                                 Any designation, nominations, approvals, actions or waivers by CIBC pursuant to this Section 5.08 will be by CIBC Board Approval in accordance with Section 5.11.

Section 5.09.  Approval and Consent Rights.

(a)                                 Until the 30% Date (or such earlier date as CIBC shall determine in writing), the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the CIBC Board Approval in accordance with Section 5.11 prior to the time of such action:

(i)                                     any merger, consolidation or similar transaction (or any amendment to or termination of an agreement to enter into such a transaction) with consideration or value of more than $25 million (as such amount may be increased for each fiscal year of the Company on a proportionate basis reflecting the percentage increase, if any, in the Company’s assets for the most recently completed fiscal year of the Company preceding such action as compared to the Company’s assets for fiscal 2018), other than such transactions solely involving the Company and/or its Wholly-Owned subsidiaries and other than such transactions involving internal reorganizations and entity optimization and simplification programs by the Company involving the Company and/or its Wholly Owned Subsidiaries;

(ii)                                  any acquisition or disposition of securities, assets or liabilities involving a value greater than $25 million (as such amount may be increased for each fiscal year of the Company on a proportionate basis reflecting the percentage increase, if any, in the Company’s assets for the most recently completed fiscal year of the Company preceding such action as compared to the Company’s assets for fiscal 2018), other than transactions involving investment securities, loans or other financial assets (including pools of leases) approved in accordance with the Company’s or any of its Subsidiary’s established policies and procedures to monitor invested assets, loans or credits, respectively;

(iii)                               any incurrence or guaranty of a debt obligation having a principal amount greater than $25 million (as such amount may be increased for each fiscal year of the Company on a proportionate basis reflecting the percentage increase, if any, in the Company’s assets for the most recently completed fiscal year of the Company preceding such action as compared to the Company’s assets for fiscal 2018), other than (A) debt obligations incurred by the Company or any Subsidiary in the ordinary course, (B) a guaranty or similar undertaking by the Company or any Subsidiary in the ordinary course of business, (C) refinancing or refunding of debt obligations or debt securities of the Company or any of its Subsidiaries when such debt obligations or debt securities are payable or mature, and (D) as expressly contemplated by any annual budget of the Company approved pursuant to a CIBC Board Approval;

(iv)                              any issuance of any debt security of the Company or any of its Subsidiaries involving an aggregate principal amount exceeding $100 million (as such amount may be increased for each fiscal year of the Company on a proportionate basis reflecting the percentage increase, if any, in the Company’s assets for the most recently completed fiscal year of the Company preceding such action as compared to the Company’s assets for fiscal 2018) or, in the case of subordinated debt obligations, involving an aggregate principal amount exceeding $25 million, in each case calculated on a cumulative basis over any twelve (12) month period, other than (A) refinancing or refunding of debt securities of the Company or any of its Subsidiaries when such debt obligations or debt securities are payable or mature, or (B) as expressly contemplated by any annual budget of the Company approved pursuant to a CIBC Board Approval;

(v)                                 entry into, or termination of, any joint venture or cooperation arrangements involving assets having a value exceeding $25 million (as such amount may be increased for each fiscal year of the Company on a proportionate basis reflecting the percentage increase, if any, in the Company’s assets for the most recently completed fiscal year of the Company preceding such action as compared to the Company’s assets for fiscal 2018), other than as expressly contemplated by any annual budget of the Company approved pursuant to a CIBC Board Approval;

(vi)                              the amendment (or approval or recommendation of the amendment) of the Company’s articles of incorporation or bylaws (or other similar organizational documents);

(vii)                           any material change in the scope of the Company’s business from the scope of the Company’s business immediately before Closing;

(viii)                        entry into, or termination of, any material contract, or any material amendment to any material contract, other than, in each case, (i) any employment agreement, (ii) any contract involving either aggregate cumulative payments of $15 million or more or aggregate annual payments of $5 million or more or (iii) any contract where entry into, termination or material amendment of is otherwise expressly permitted by this Agreement or by the Ancillary Agreements;

(ix)                              the election, hiring or dismissal, other than a dismissal for cause, of the CEO, CFO or CRO of the Company;

(x)                                 any change in the Company Auditors, except to the extent required by applicable Law; or

(xi)                              any increase or decrease in the size of the Company Board, except to the extent required by applicable Law.

(b)                                 Until the Deconsolidation Date (or such earlier date as CIBC shall determine in writing), the Company shall not approve of the Company’s annual budget without the CIBC Board Approval in accordance with Section 5.11 prior to the time of such action.

(c)                                  Until the 5% Date (or such earlier date as CIBC shall determine in writing), the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) list or delist any class of Capital Stock of the Company or any of its Subsidiaries on a securities exchange, other than as contemplated by the IPO.

(d)                                 Until the Non-Control Date (or such earlier date as CIBC shall determine in writing), the Company shall not (either directly or indirectly through a Subsidiary, or through one or a series of related transactions) take any of the following actions without the CIBC Board Approval in accordance with Section 5.11 prior to the time of such action:

(i)                                     with respect to the Company or any Subsidiary, any filing or the making of any petition under Bankruptcy Laws, any general assignment for the benefit of creditors, any admission of an inability to meet obligations generally as they become due or any other act the consequence of which is to subject the Company or any Subsidiary to a proceeding under Bankruptcy Laws;

(ii)                                  any actions to affect the dissolution or winding-up of the Company;

(iii)                               any increase or decrease in the authorized Capital Stock of the Company, or the creation of any new class or series of Capital Stock of the Company (including any class or series of preferred stock of the Company);

(iv)                              any issuance or acquisition (including stock buy-backs, redemptions and other reductions of capital) of Capital Stock of the Company or any of its Subsidiaries, except:

(A)                               issuances and grants to a Director, officer or employee of the Company of vested or unvested Common Shares or restricted Common Shares, options to acquire Common Shares, restricted stock units, “phantom” stock units or similar interests in the Company’s common equity, in each case pursuant to an equity compensation plan approved by the Company Board;

(B)                               issuances of Capital Stock of a Subsidiary to the Company or a Wholly Owned Subsidiary, or acquisitions of Capital Stock of a Subsidiary by the Company or a Wholly Owned Subsidiary; or

(C)                               issuances of shares by a Wholly Owned Subsidiary to a director or officer of such Subsidiary to the extent required pursuant to Applicable Law, provided that such shares are subject to a right for such Subsidiary to acquire such shares for no or nominal consideration at such time as such director or officer ceases to be a director or officer of such Subsidiary; or

(v)                                 the formation of, or delegation of authority to, any new committee, or subcommittee thereof, of the Company Board, or the delegation of authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by the Company Board prior to Closing, other than as required by applicable Law.

(e)                                  Any approvals, actions or waivers by CIBC pursuant to this Section 5.09 will be by CIBC Board Approval in accordance with Section 5.11.

Section 5.10.  Company Group Policies.

(a)                                 Until the Non-Control Date, the Company will not, and will ensure that the Company Group does not, amend, modify or make a decision or determination not to comply in any material respect with, the Company Group Board Policies without CIBC Board Approval in accordance with Section 5.11 prior to such actions, provided, that the Company will provide at least ten (10) Business Days’ advance notice of any amendment, modification, or decision or determination not to comply with, the Company Group Board Policies, whether or not material, to the CIBC Board.  As of the date of this Agreement, the Company Group Board Policies are those listed on Schedule 1.01(a) hereto and those policies that have been or are to be adopted by the Company Board in connection with the IPO.

(b)                                 Until the Non-Control Date, the Company will take all appropriate and necessary actions from time to time to assure that the Company Group complies in all material respects with the Company Group Policy Framework and that the Company Group Policy Framework complies with applicable Law.

(c)                                  Any approvals, actions or waivers by CIBC pursuant to this Section 5.10 will be by CIBC Board Approval in accordance with Section 5.11.

Section 5.11.  Implementation.

(a)                                 The Company will request in writing any approval or consent required to be obtained from the CIBC Board pursuant to this Agreement, which requests shall be delivered to CIBC in accordance with Section 13.06 and by electronic mail, or by such other means as CIBC may specify and that is acceptable to the Company.

(b)                                 The CIBC Board will consider matters that are subject to CIBC Board Approval promptly, reasonably and in good faith, and CIBC Board Approval shall not be unreasonably withheld or delayed.

(c)                                  The consent or approval of CIBC (or the determination of CIBC not to provide such consent or approval) for any action for which CIBC has consent or approval rights under this Article 5 shall be evidenced by CIBC Board Approval in writing, which writing shall be delivered to the Company in accordance with Section 13.06 within ten (10) Business Days following the CIBC Board’s receipt of a written request for such consent in accordance with Section 13.06; provided that (i) if circumstances warrant an earlier decision and if requested by the Company, CIBC shall endeavor in good faith to provide such consent or approval sooner, which consent or approval will not be unreasonably withheld or delayed and (ii) if no response is received from CIBC within such ten (10) Business Day period following receipt of a written request for such consent or approval by the CIBC Board in accordance with Section 13.06, such consent or approval shall be deemed to have been given.

(d)                                 Any consent or approval for any actions subject to CIBC Board Approval shall be requested, given or deemed to be given prior to such action being considered, presented, approved or not approved by the Company Board or the shareholders of the Company, if their approval is required in relation to such actions, such that CIBC Board Approval will not restrict, in any manner, the exercise by the Company Board of their duties in thereafter duly considering such actions or the exercise by the Company’s shareholders of their voting rights in respect of such actions.

ARTICLE 6

COMPLIANCE, INFORMATION AND CONTROLS

Section 6.01.  Policy Compliance and Compliance with Regulatory Requirements.  Until the Non-Control Date, the Company agrees that it will, and will cause each other member of the Company Group to:

(a)                                 Comply in all material respects with the (A) Company Group Board Policies, and (B) the Company’s Group Policy Framework; and will provide Parent with prompt written notice of any failure to comply in any material respect with the Company Group Board Policies or the Company’s Group Policy Framework; and

(b)                                 at Parent’s or CIBC’s reasonable written request, take, or refrain from taking, any actions to the extent necessary to enable Parent, CIBC and each other member of the CIBC Group to comply with supervisory, reporting or monitoring requirements or other Law applicable to Parent, CIBC and each other member of the CIBC Group.

Section 6.02.  CIBC Information Rights.  (a)  Until such time as Parent is no longer required under applicable accounting standards to account in its financial statements for its holdings in the Company under an equity method, (or, with respect to the matters set forth in Section 6.02(b), the Deconsolidation Date), the Company agrees that it will, and will cause each other member of the Company Group to, promptly, but in any case within five (5) Business Days (subject to any provision of this Agreement that requires that information be provided more promptly) of any request from Parent or CIBC (unless not practicably available within such time, in which case as soon as practicable thereafter), provide to Parent or CIBC (including its agents, accountants, advisors, counsel and other representatives) any information with respect to the Company Group, the Company Business and the Company Group’s properties, and the financial position, results of operations and prospects of the Company or any other member of the Company Group requested by Parent or CIBC to: (a) account for the beneficial ownership of the Company by the CIBC Group (or any member thereof) in such Person’s accounts, financial records and statements, forecasts and planning materials, including as necessary in connection with Parent’s accounting and financial reporting of its interests in the Company on a consolidated basis, on an “equity basis” or otherwise; (b) satisfy the legal, regulatory, compliance, tax, audit (internal and external), risk management, financial management, budgeting and accounting requirements of the CIBC Group (or any member thereof); or (c) meet the requirements of any Governmental Authority or securities exchange to which Parent or any other member of the CIBC Group is subject, including supervisory requirements.

(b)                                 Until the Deconsolidation Date, the Company agrees that it will, and will cause each other member of the Company Group to, promptly, but in any case within five (5) Business Days (subject to any provision of this Agreement that requires that information be provided more promptly) of any request from Parent or CIBC (unless not practicably available within such time, in which case as soon as practicable thereafter), provide to Parent or CIBC (including its agents, accountants, advisors, counsel and other representatives) such information it may request from time to time, including, without limitation:

(i)                                     evidence of the adequate and effective operation of internal control over financial reporting consistent with the level of information (including certification) received by Parent or CIBC prior to the Effective Date and including providing appropriate Company executive confirmation to Parent or CIBC in the manner provided prior to the Effective Date of compliance with the CIBC Group’s requirements in relation to the Sarbanes-Oxley Act of 2002;

(ii)                                  material communications between the Company Auditors and the Audit Committee, subject to applicable Law and the policies of the Company Auditors, including (1) the Company Auditor’s annual management letter and management responses thereto, (2) communications by the Company Auditors pursuant to Statement of Auditing Standards Nos. 114 and 115 and AU Sections 380/AU-C260 and 325 AU-C26J (or applicable successor rules), (3) letters from the auditors required by PCAOB Rule 3526 to be delivered to the Audit Committee regarding the independent auditor’s communications with the Audit Committee concerning independence, (4) communications to the Audit Committee required by Rule 2-07 of Regulation S-X regarding critical accounting policies and practices to be used, alternative U.S.  GAAP treatments for policies and practices related to material items that have been discussed with management of the Company, management letters and the schedule of unadjusted differences, and (5) non-publicly filed internal control reports prepared by management (including reports regarding the status of remediation efforts with respect to significant deficiencies and material weaknesses) and the Company Auditors and related documents;

(iii)                               certifications of each of the Company’s principal executive and principal financial officers consistent with certifications required to be included in the Company’s periodic reports to be filed with the Commission pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K; and

(iv)                              any certifications or letters requested by Parent’s independent certified public accountants.

(c)                                  Subject to Section 8.03(b), if the Company reasonably determines that any provision of information pursuant to this Article 6 could be commercially detrimental to the Company Business, violate any Law or Contract or result in the waiver of any Privilege, the Parties shall take all reasonable measures to permit the provision of such information in a manner that avoids any such detriment, violation or waiver.  If, after the Parties have taken all such measures, the Company is unable to provide any such information other than in a manner that could violate any Law or Contract, the Company shall not be required to provide such information.  Any information owned by the Company that is provided to Parent pursuant to this Section 6.02 shall be deemed to remain the property of the Company.

Section 6.03.  CIBC Access Rights.  Until the Non-Control Date, the Company agrees that it will, and will cause each other member of the Company Group to, provide Parent (including its agents, accountants, advisors, counsel and other representatives) with, during regular business hours, full and prompt access to the Company’s management and the

Company’s advisors, external auditors (including the Company Auditors) unless such access would violate the policies of such auditors or applicable Law, personnel (including its risk, legal, financial and compliance personnel), data, systems and internal audit function (through the Company’s head of internal audit), including access to work papers and any personnel or agents of the Company and the external auditors responsible for conducting the Company’s quarterly reviews and annual audit requested by Parent to: (A) account for the beneficial ownership of the Company by the CIBC Group (or any member thereof) in such Person’s accounts, financial records and statements, forecasts and planning materials, including as necessary in connection with Parent’s accounting and financial reporting of its interests in the Company on a consolidated basis, on an “equity basis” or otherwise; (B) satisfy the legal, regulatory, compliance, tax, audit (internal and external), risk management, financial management, budgeting and accounting requirements of the CIBC Group (or any member thereof); or (C) meet the requirements of any Governmental Authority or securities exchange to which the CIBC Group (or any member thereof) is subject; provided that, with respect to access to external auditors and the internal audit function, following the Deconsolidation Date, the Company shall only be required to provide Parent with reasonable access to such auditors (including the Company Auditors) and the Company’s internal audit function (through the Company’s head of internal audit) and shall extend all reasonably requested cooperation in connection with the CIBC Group’s internal and external audit functions.

Section 6.04.  Access by Governmental Authorities.  (a)  Until the Non-Control Date, the Company agrees that it will, and will cause each other member of the Company Group to:

(i)                                     provide, as promptly as reasonably practicable but in any case within five (5) Business Days of any request from Parent or CIBC (unless not practicably available within such time, in which case as soon as practicable thereafter) (subject to (i) any provision of applicable Law or this Agreement, (ii) any request of a Governmental Authority, or (iii) any requirement of a national securities exchange in each case that requires that information, records or documents be provided more promptly), any information, records or documents (x) requested or demanded by any Governmental Authority having jurisdiction or oversight authority over Parent, CIBC or any member of the CIBC Group or (y) deemed necessary or advisable by Parent or CIBC in connection with any filing, report, response or communication made by Parent, CIBC or any member of the CIBC Group with or to any Governmental Authority (whether made pursuant to specific request from such authority or in the ordinary course); and

(ii)                                  upon reasonable notice, provide access to any Governmental Authority having jurisdiction or oversight authority over any member of the CIBC Group to its offices, employees and management in a reasonable manner where requested or demanded by such Governmental Authority or as required under applicable Law.

Section 6.05.  Cooperation on Public Filings.  (a)  Subject to Section 6.05(f), until the Non-Control Date (except in relation to Section 6.05(a)(i), in which case, until the 5% Date), each of Parent and the Company shall cooperate, and shall cause their respective independent certified public accountants to cooperate, with the other Party to the extent requested by such

Party in connection with the preparation of such Party’s public earnings press releases, quarterly and annual reports to shareholders, annual reports on Form 20-F, any current reports on Form 6-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by either Party with any Governmental Authority, any national securities exchange or otherwise made publicly available (collectively, the “Public Filings”).  The Company agrees that it will, and will cause each other member of the Company Group to:

(i)                                     provide to Parent all information that Parent reasonably requests in connection with any Parent Public Filings or that, in the judgment of Parent, is required to be disclosed or incorporated by reference therein under any Law, rule or regulation;

(ii)                                  use its reasonable best efforts to cause the Company Auditors to consent to any reference to them as experts in any Parent Public Filings required under any Law, rule or regulation;

(iii)                               notwithstanding anything to the contrary herein, on a monthly basis and subject to applicable Law, the Company will provide the Parent with (1) copies of all correspondence that has been delivered by the Company to, or received by the Company from, any Governmental Authority, if such correspondence would reasonably be expected to be reported by the Company to the Company’s board of directors (“Board Regulatory Reporting”); and (2) a summary of such Board Regulatory Reporting, in a form consistent with past practice;

(iv)                              if and to the extent requested by Parent, diligently and promptly review and comment on all drafts of any Parent Public Filings or other Disclosure Documents of Parent (including to ensure that any portion of such Parent Public Filing or such Disclosure Document pertaining to the Company Group does not include any information that contains an untrue statement of a material fact or omits to state a material fact necessary to make such information not misleading) and prepare in a diligent and timely fashion any portion of such Parent Public Filing or such Disclosure Document pertaining to the Company Group; and

(v)                                 prior to any printing or public release of any Parent Public Filing, cause an appropriate executive officer of the Company to, if timely requested by Parent, certify that the information relating to any Company Group member that was provided by such member for use in such Parent Public Filing is accurate, true, complete and correct in all material respects.

(b)                                 The Company will, and will cause each other member of the Company Group to, provide any information requested by Parent pursuant to this Section 6.05 in a timely manner on the dates requested by Parent (which may be earlier than the dates on which the Company otherwise would be required under the provisions of this Agreement to have such information available; provided, however, that where practicable, Parent shall make its request for such information no later than ten (10) Business Days prior to the date that Parent expects the Company to provide such information).

(c)                                  With respect to any information provided by one Party to the other Party that is contained in, or used in the preparation of, any public disclosure or Disclosure Document of such other Party, neither Party shall provide any such information that contains an untrue statement of a material fact, or omits to state a material fact necessary to make such information not misleading.

(d)                                 In the event that any member of the Company Group is required by applicable Law to publicly release information concerning such Person’s financial information for a period for which Parent has yet to publicly release financial information or that otherwise conflicts with the information with respect to any Company Group member that is included in any Parent Public Filing, the Company shall provide Parent notice of such release of such information, including a copy of such intended release, as soon as practicable prior to such release of such information and in any event within five (5) Business Days prior to such release.

Section 6.06.  Conformance of Information.  Until the Deconsolidation Date, all information provided by any Company Group member to Parent or CIBC will be consistent in terms of format and detail and otherwise with the CIBC Group’s policies with respect to the application of IFRS and U.S. GAAP, as applicable, (and, where appropriate, as presently presented in financial reports to the CIBC Parent Board), with such changes therein as may be requested by Parent or CIBC from time to time consistent with changes in such accounting principles and practices.

Section 6.07.  Disclosure Controls.  (a)  Until the Non-Control Date, the Company agrees that it will, and will cause each other member of the Company Group to:

(i)                                     maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15;

(ii)                                  cause each of its principal executive and principal financial officers to sign and deliver certifications to the Company’s periodic reports and will include the certifications in the Company’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K;

(iii)                               cause its management to evaluate the Company’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; and

(iv)                              disclose in its periodic reports filed with the Commission information concerning the Company management’s responsibilities for and evaluation of the Company’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of the Company Auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules.

(b)                                 Without limiting the generality of Section 6.07(a), until the Deconsolidation Date, the Company agrees that it will, and will cause each other member of the Company Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that:

(i)                                     the Company’s consolidated financial statements are reliable and timely prepared in accordance with U.S. GAAP and applicable Law;

(ii)                                  all transactions of members of the Company Group are recorded as necessary to permit the preparation of the Company’s consolidated financial statements in accordance with U.S. GAAP and applicable Law;

(iii)                               the receipts and expenditures of members of the Company Group are authorized at the appropriate level within the Company; and

(iv)                              unauthorized use or disposition of the assets of any member of the Company Group that could have a material effect on the Company’s consolidated financial statements is prevented or detected in a timely manner.

Section 6.08.  Special Reports of Deficiencies, Violations or Unscheduled Events.  (a)  Until the Non-Control Date, the Company agrees that it will, and will cause each other member of the Company Group to, report in reasonable detail to Parent the following events or circumstances promptly after any executive officer of the Company or any member of the Company Board becomes aware of such matter: (A) all significant deficiencies and material weaknesses in the design or operation of internal controls, whether over financial reporting or otherwise; (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; (C) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act and (D) any material violation of Law, including for the avoidance of doubt, any report of a violation that an attorney representing any Company Group member has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205), or the Company Group Policy Framework.

(b)                                 Until the Non-Control Date, the Company agrees that it will, and will cause each other member of the Company Group to, report in reasonable detail to Parent promptly after any executive officer of the Company or any member of the Company Board becomes aware of any material change, or any development involving a prospective material change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company Group on a consolidated basis.

Section 6.09.  Company Information Rights.  (a)  Until the Non-Control Date, Parent will, and will cause each other member of the CIBC Group to, as promptly as reasonably practicable but in any case within ten (10) Business Days (subject to any provision of this Agreement that requires that such action be taken more promptly) of any request from the Company (unless not practicably available within such time, in which case as soon as practicable thereafter), provide to the Company (including its agents, accountants, advisors, counsel and other representatives):

(i)                                     Financial, accounting, taxation and other information and records of, or confirmations from, Parent and each member of the CIBC Group;

(ii)                                  Audit documents and papers of Parent’s auditors as may be reasonably required by the Company from time to time; and

(iii)                               Access to relevant personnel of Parent and each member of the CIBC Group,

in each case to the extent such information or access is necessary for the Company or any other member of the Company Group to comply with any applicable Law or to meet the requirements of any Governmental Authority or securities exchange to which the Company is subject.

(b)                                 Subject to Section 8.03(b), if Parent reasonably determines that any provision of information pursuant to this Article 6 could be commercially detrimental to the CIBC Business, violate any Law or Contract or result in the waiver of any Privilege, the Parties shall take all reasonable measures to permit the provision of such information in a manner that avoids any such detriment, violation or waiver.  If, after the Parties have taken all such measures, Parent is unable to provide any such information other than in a manner that could violate any Law or Contract, Parent shall not be required to provide such information.  Any information owned by Parent that is provided to the Company pursuant to this Section 6.09 shall be deemed to remain the property of Parent.

Section 6.10.  Alco. Until the Non-Control Date, the Company will provide to the CIBC Board access to all materials provided to its Alco, will provide the CIBC Board with reasonable advance notice of any meetings of Alco, an opportunity to observe or participate in any Alco meetings. CIBC will cooperate with the Company to designate an individual or individuals who, on behalf of the CIBC Board, would be provided access to the Alco materials and meetings.

Section 6.11.  Access to Historical Records.  For a period of five (5) years following the Non-Control Date, subject to an extension of up to ten (10) years upon the demonstration of a legal, tax or regulatory requirement for such extension by the requesting Party, Parent and the Company shall retain the right to access such records of the other which exist as a result of Parent’s control or ownership of all or a portion of the Company.  Upon reasonable notice and at each Party’s own expense, Parent (and its authorized representatives) and the Company (and its authorized representatives) shall be afforded access to such records at reasonable times and during normal business hours and each Party (and its authorized representatives) shall be permitted, at its own expense, to make abstracts from, or copies of, any such records; provided, access to such records may be denied if (i) Parent or the Company, as the case may be, cannot demonstrate a legitimate business need (during the 5-year period following the Non-Control Date), or a legal, tax or regulatory requirement (during the extension period described above), for such access to the records; (ii) the information contained in the records is subject to any applicable confidentiality commitment to a third party; (iii) a bona fide competitive reason exists to deny such access; (iv) the records are to be used for the initiation of, or as part of, a suit or claim against the other Party; (v) such access would serve as a waiver of any Privilege afforded to such record; or (vi) such access would unreasonably disrupt the normal operations of Parent or the Company, as the case may be.  Notwithstanding the foregoing, nothing in this Section 6.10 shall require either Party to modify its record retention policy as may be in effect from time to time to retain or preserve any records that in the absence of this Section 6.10 would otherwise be exempt from such retention requirement.

Section 6.12.  Expenses.  Except as expressly provided in Section 6.11, the Company shall be responsible for any expenses it incurs in connection with the fulfillment of its obligations under Article 5 and this Article 6, except (i) out-of-pocket expenses reasonably incurred with respect to any specific request by Parent for information or access in excess of information or access historically provided by the Company to Parent prior to the Effective Date, unless such request relates to any action by, or inaction of, any member of the Company Group that is inconsistent with such past practice; (ii) to the extent expressly agreed between Parent and the Company prior to the incurrence of any specific expenses; and (iii) expenses that are to be indemnified by Parent in accordance with Section 9.02.

Section 6.13.  Additional Matters.  (a)  For the avoidance of doubt, the rights and obligations granted under this Article 6 are subject to any specific provisions on the retention, rights to use or confidential treatment of information set forth in any Ancillary Agreement.

(b)                                 For the avoidance of doubt, each obligation of either Party to provide information and access to information pursuant to this Article 6 shall include the obligation to provide information and access to information in any form, including, without limitation, in written, oral, electronic or other tangible or intangible forms and stored in any medium, whether in existence now or in the future.

(c)                                  Any approvals, actions or waivers by CIBC pursuant to this Article 6 will be by CIBC Board Approval in accordance with Section 5.11.

ARTICLE 7

CERTAIN BUSINESS MATTERS

Section 7.01.  No Restriction on Competition.  (a)  Except as set forth in Section 7.01(b), each of the Parties acknowledges and agrees that, subject to Section 5.09(a)(vii), nothing set forth in this Agreement shall be construed to create any explicit or implied restriction or other limitation on (i) the ability of any Party to engage in any business or other activity which competes with the business of any other Party or (ii) the ability of any Party to engage in any specific line of business or engage in any business activity in any specific geographic area

(b)                                 During the period beginning on the Closing and ending on the third anniversary thereof, Parent shall not, and shall cause the CIBC Group not to, without obtaining the prior written consent of the Company, own, manage or operate Bank Branches in the Caribbean bearing the CIBC Group name or CIBC Group trademarks that would compete with the business of the Company in the Caribbean (a “CIBC Competing Business”) provided, however, that this Section 7.01(b) shall not prohibit or in any way prevent:

(i)                                     any member of the CIBC Group from owning, managing or operating any business that is owned, managed or operated by any member of the CIBC Group on the date hereof, apart from the Company;

(ii)                                  the ownership of, or a venture or  an affiliation with a Person that conducts, either directly or indirectly, a CIBC Competing Business and that prior to the consummation of the transaction referred to in clause (1) or (2) below was not an Affiliate of any member of the CIBC Group (any such Person, together with all of its Affiliates, a “CIBC Competing Person”) that is the result of (1) the merger, consolidation, share exchange, sale or purchase of assets, scheme of arrangement or similar business combination involving any member of the CIBC Group with any CIBC Competing Person or (2) the acquisition of or joint venture with any CIBC Competing Person or any interests in or securities of any CIBC Competing Person;

(iii)                               any member of the CIBC Group from engaging in any internet or mobile banking business or credit, debit or other similar cards or related services anywhere in the world; or

(iv)                              any member of the CIBC Group from offering or providing financial services to customers or clients of the CIBC Group or  travelers anywhere in the world, including the Caribbean, other than (but subject to the exception under Section 7.01(b)(ii) above) through Bank Branches in the Caribbean bearing the CIBC Group name or CIBC trademarks.

In addition, any member of the CIBC Group may do any or all of the following without being deemed to be in violation of Section 7.01(b):

(1)                                 perform CIBC’s obligations under the Transition Services Agreement, the other Ancillary Agreements and any other agreements between members of the CIBC Group and members of the Company Group;

(2)                                 adjudicate, administer, amend, extend, refinance any mortgage loan or other loan or credit made by any member of the CIBC Group prior to the date of this Agreement;

(3)                                 invest as principal in not more than 10% of the voting shares or 25% of the shareholders’ equity of any Person, provided that no member of the CIBC Group controls such Person within the meaning of the Bank Act (Canada);

(4)                                 hold or exercise rights of ownership with respect to any security held by a member of the CIBC Group solely in a fiduciary capacity or otherwise for the benefit of a person not affiliated with any member of the CIBC Group;

(5)                                 acquire, hold or exercise rights of ownership with respect to any security pledged to a member of the CIBC Group as collateral for a bona fide loan advanced by a member of the CIBC Group to a Person not affiliated with any member of the CIBC Group or acquire, hold, or exercise any rights with respect to any loans or other financial instruments acquired in connection with the trading, market making or hedging activities of the CIBC Group;

(6)                                 underwrite, make markets, or otherwise trade in any securities offering by any Person engaged in a CIBC Competing Business; or

(7)                                 acquire an interest in any Person as part of ordinary course investment and acquisition activities by any advised or any pooled investment vehicle or fund in which a member of the CIBC Group is an investor or manager or for which a member of the CIBC Group acts as a fiduciary or as part of ordinary course asset management activities of any pension or other benefit plans of any member of the CIBC Group.

Section 7.02.  No Solicitation of Employees.  For and during the twenty-four (24) month period following the Effective Date, none of Parent, CIBC, the Company or any member of their respective Groups will, without the prior written consent of the other applicable Party, either directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee at the level of CFO, CRO, Senior Vice President or higher of any other Party’s respective Group to leave his or her employment; provided, however, that nothing in this Section 7.02 shall restrict or preclude the rights of Parent, CIBC, the Company or any member of their respective Groups from soliciting or hiring (i) any employee who responds to a general solicitation or advertisement that is not specifically targeted or focused on the employees employed by any other Party’s respective Group (and nothing shall prohibit such generalized searches for employees through various means, including, but not limited to, the use of advertisements in the media (including trade media) or the engagement of search firms to engage in such searches); provided that the applicable Party has not encouraged or advised such firm to approach any such employee; (ii) any employee whose employment has been terminated by the other Party’s respective Group; (iii) any employee who voluntarily terminated his or her employment more than sixty (60) days prior to any act of solicitation referred to in this Section 7.02; (iv) in the case of Parent, any employee who was employed by CIBC or a member of the CIBC Group immediately prior to becoming employed by the FCIB Group and who was hired by FCIB Group with the understanding that such employee would subsequently return to the CIBC Group, provided, that such employee does not commence employment with the CIBC Group until the scheduled expiration of such understanding.

Section 7.03.  Deconsolidation and Non-Control Date Determination.  Parent shall provide written confirmation informing the Company that the Deconsolidation Date and Non-Control Date has occurred.  Parent shall provide such written confirmation promptly, but in any case within five (5) Business Days after the Deconsolidation Date and Non-Control Date.

ARTICLE 8

CONFIDENTIALITY; PRESERVATION OF PRIVILEGE

Section 8.01.  Confidentiality.  (a)  Subject to Section 8.02, each of Parent, CIBC and the Company (each, a “Receiving Party”), on behalf of itself and each Person in its respective Group, agree to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, all Confidential Information received from a Disclosing Party (as defined below) in confidence with at least the same degree of care that applies to its own confidential and proprietary information pursuant to its own internal policies and procedures in respect of confidential information.  As used in this Article 8, “Confidential Information” shall include all information with respect to the Company, solely concerning the Company Business (for which the Company shall be the “Disclosing Party”) and with respect to Parent or CIBC, concerning the CIBC Business (for which Parent or CIBC shall be the “Disclosing Party”) that is accessible to it, in its possession (including Confidential Information in its possession prior to the Effective Date) or furnished by the Disclosing Party or any Person in its respective Group, or accessible to, in the possession of, or furnished to such Receiving Party’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement or otherwise (including, for the avoidance of doubt, any Confidential Information provided by the CIBC Designees to any member of the CIBC Group or any of such member’s directors, officers, employees, agents, accountants, counsel and other advisors or representatives), except, in each case, to the extent that such Confidential Information (i) is or becomes part of the public domain through no breach of this Agreement by the Receiving Party or any of its Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) Confidential Information that was independently developed following the Effective Date by employees or agents of the Receiving Party or any Person in its respective Group, its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who have not accessed or otherwise received the applicable Confidential Information; provided that such independent development can be demonstrated by competent, contemporaneous written records of the Receiving Party or any Person in its respective Group, or (iii) becomes available to the Receiving Party or any Person in its respective Group following the Effective Date on a non-confidential basis from a third party who is not bound directly or indirectly by a duty of confidentiality to the Disclosing Party.  Notwithstanding the foregoing, this Section 8.01(a) shall not limit the ability of the Receiving Party to disclose information of the Disclosing Party (1) to its directors, officers, employees, agents, accountants, counsel and other advisors or representatives in accordance with this Agreement, (2) to the extent a Receiving Party discloses such information in any Public Filings or filings with Governmental Authorities pursuant to its reasonable determination that it must make such disclosure, (3) as required by applicable Law or by any Governmental Authority, or (4) as may be necessary for a Party to enforce its rights under this Agreement or any Ancillary Agreement.

(b)                                 Each Party acknowledges that it and the other members of its Group may have in their possession confidential or proprietary information of third parties that was received under confidentiality or non-disclosure agreements with such third party prior to the Effective Date.  Such Party will hold, and will cause the other members of its Group and their respective representatives to hold, in strict confidence the confidential and proprietary information of third parties to which they or any other member of their respective Groups has access, in accordance with the terms of any agreements entered into prior to the Effective Date between one or more members of such Party’s Group and such third parties.

(c)                                  Notwithstanding anything to the contrary in this Article 8, (i) to the extent that an Ancillary Agreement or other Contract pursuant to which a Party hereto or a Person in its respective Group is bound or its confidential information is subject provides that certain information shall be maintained confidential on a basis that is more protective of such information or for a longer period of time than provided for herein, then the applicable provisions contained in such Ancillary Agreement or other Contract shall control with respect thereto and (ii) a Party and the Persons in its respective Group shall have no right to use any information of the Disclosing Party unless otherwise provided for in this Agreement, an Ancillary Agreement or Contract between the Parties or a Person in its respective Group.

Section 8.02.  Protective Arrangements.  In the event that Confidential Information is required to be kept confidential pursuant to Section 8.01 and the Receiving Party or any Person in its Group either determines on the advice of its counsel that it is required to disclose any Confidential Information pursuant to applicable Law (including the rules and regulations of the Commission or any national securities exchange) or receives any request or demand from any Governmental Authority to disclose or provide Confidential Information of the Disclosing Party (or any Person in the Disclosing Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing or providing such Confidential Information and shall cooperate at the expense of such other Party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Confidential Information) requested by such other Party.  Subject to the foregoing, the Person that received such a request or determined that it is required to disclose Confidential Information may thereafter disclose or provide Confidential Information to the extent required by such Law (including the rules and regulations of the Commission or any national securities exchange) (as so advised by counsel) or requested or required by such Governmental Authority; provided, however, that such Person provides the other Party, to the extent legally permissible, upon request with a copy of the Confidential Information so disclosed.

Section 8.03.  Preservation of Legal Privileges.  (a)  Parent, CIBC and the Company recognize that the members of their respective Groups possess and will possess information and advice that has been previously developed but is legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal protection (“Privilege”).  Neither Party will knowingly waive or compromise any Privilege associated with such information and advice without the prior written consent of the other Party.  In the event that Privileged information is required to be disclosed to any arbitrator or mediator in connection with a dispute between the Parties, such disclosure shall not be deemed a waiver of Privilege with respect to such information, and any party receiving it in connection with a proceeding shall be informed of its nature and shall be required to safeguard and protect it.

(b)                                 If the Disclosing Party required to deliver information pursuant to this Agreement believes in good faith (based on advice from internal or external counsel), that the delivery of such information would cause the loss of any Privileges (or create a risk of such loss), then both Parties will work in good faith to determine an alternate means of delivering the requested information, or the substance thereof, that does not result in the loss of such Privilege.  If needed to preserve a Privilege, Parent, CIBC and the Company agree to enter into a common interest agreement, in a form to be agreed to by the Parties, in advance of, and as a condition to, such delivery.  Notwithstanding the foregoing, if no alternate means can be agreed by the Parties and external counsel to the Disclosing Party informs the Receiving Party in writing that a common interest cannot be established, or with sufficient confidence be asserted, to preserve the Privilege with respect to the information in question, even if a common interest agreement were to be entered into, or that for any other reason the information cannot be delivered without loss of the Privilege (such counsel to explain the reasons for its conclusion briefly but in reasonable detail so that the Receiving Party can review the legal analysis with its own counsel), then the

Disclosing Party is excused from providing such information but only to the extent and for the time necessary to preserve the Privileged character thereof.

(c)                                  Upon receipt by either Party of any subpoena, discovery or other request that may call for the production or disclosure of information that is the subject of a Privilege, or if a Party obtains knowledge that any current or former employee of a Party has received any subpoena, discovery or other request that may call for the production or disclosure of such information, such Party shall provide the other Party a reasonable opportunity to review the information and to assert any rights it may have under this Section 8.03 or otherwise to prevent the production or disclosure of such information unless so doing would or may constitute a breach by either Party of any applicable Law directly or indirectly prohibiting the doing of the same such as provisions against tipping off in proceeds of crime, anti-money laundering or similar Laws.  Absent receipt of written consent from the other Party to the production or disclosure of information that may be covered by a Privilege, each Party agrees that it will not produce or disclose any information that may be covered by a Privilege unless a court of competent jurisdiction has entered a final, non-appealable order finding that the information is not entitled to protection under any applicable Privilege.

(d)                                 The Parties’ agreement to exchange information contained herein is made in reliance on Parent’s, CIBC’s and the Company’s respective agreements, as set forth in Section 8.01, Section 8.02 and this Section 8.03, to maintain the confidentiality of such information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent, CIBC or the Company, as the case may be.  As between the Parties, the access to information being granted pursuant to Article 6 hereof, the agreement to provide witnesses and individuals pursuant to Section 9.08 hereof and the disclosure to Parent and CIBC and the Company of Privileged information relating to the Company Business or CIBC Business (if any) pursuant to this Agreement shall not be asserted by Parent, CIBC or the Company to constitute, or otherwise deemed, a waiver of any Privilege that has been or may be asserted under this Section 8.03 or otherwise.  Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Parent, CIBC and the Company in, or the obligations imposed upon the Parties by, this Section 8.03.

ARTICLE 9

INDEMNIFICATION; COOPERATION

Section 9.01.  Indemnification by the Company.  Except as provided in Sections 9.03 and 9.07, the Company shall indemnify, defend and hold harmless each member of the CIBC Group and each of their Affiliates and each member of the CIBC Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “CIBC Indemnitees”), from and against any and all Losses of the CIBC Indemnitees relating to, arising out of or resulting from (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien):

(a)                                 any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document of any member of the Company Group or any omission or alleged omission to state a material fact in any such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such Losses are caused by any untrue statement or alleged untrue statement of a material fact in such Disclosure Document or any omission or alleged omission to state a material fact in such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading based upon information relating to the CIBC Group furnished to the Company in writing by Parent or CIBC expressly for use therein;

(b)                                 the Company Business, including the failure of the Company or any other member of the Company Group to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the Company Business in accordance with its terms, whether prior to or after the Effective Date or the date hereof; and

(c)                                  any breach by the Company or any Person in the Company Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien).

Section 9.02.  Indemnification by Parent.  Except as provided in Sections 9.03 and 9.07, Parent shall indemnify, defend and hold harmless each member of the Company Group and each of their Affiliates and each member of the Company Group’s and their respective Affiliates’ directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Company Indemnitees”), from and against any and all Losses of the Company Indemnitees relating to, arising out of or resulting from (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien):

(a)                                 any untrue statement or alleged untrue statement of a material fact contained in any Disclosure Document of any member of the Company Group or any omission or alleged omission to state a material fact in any such Disclosure Document required to be stated therein or necessary to make the statements therein not misleading that is based upon information relating to the CIBC Group furnished to the Company in writing by Parent or CIBC expressly for use in such Disclosure Document;

(b)                                 the CIBC Business, including the failure of Parent, CIBC or any other member of the CIBC Group to pay, perform or otherwise promptly discharge any Liability relating to, arising out of or resulting from the CIBC Business in accordance with its terms, whether prior to or after the Effective Date or the date hereof; and

(c)                                  any breach by Parent or CIBC or any Person in the CIBC Group of this Agreement or any Ancillary Agreement, unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case, any such indemnification claims may be made thereunder (without duplication and including any such Losses arising by way of setoff, counterclaim or defense or enforcement of any lien).

Section 9.03.  Indemnification Obligations Net of Insurance Proceeds and Other Amounts.  (a)  The Parties intend that any Loss subject to indemnification or reimbursement pursuant to this Article 9 will be net of Insurance Proceeds that actually reduce the amount of the Loss.  Accordingly, the amount which any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Loss.  If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Loss and subsequently receives Insurance Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit such insurer or other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.  Nothing contained in this Agreement or any Ancillary Agreement shall obligate any Person in any Group to seek to collect or recover any Insurance Proceeds.

(c)                                  Any Indemnity Payment made by the Company shall be (i) increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such Indemnity Payment, each CIBC Indemnitee receives a net amount equal to the sum it would have received had no such taxes been imposed and (ii) reduced to take account of any net Tax benefit actually realized by an CIBC Indemnitee arising from the incurrence or payment of the Loss to which the Indemnity Payment relates.  Any Indemnity Payment made by Parent shall be (i) increased as necessary so that after making all payments in respect to Taxes imposed on or attributable to such Indemnity Payment, each Company Indemnitee receives a net amount equal to the sum it would have received had no such Taxes been imposed and (ii) reduced to take account of any net Tax benefit actually realized by a Company Indemnitee arising from the incurrence or payment of the Loss to which the Indemnity Payment relates.

(d)                                 If an indemnification claim is covered by the indemnification provisions of an Ancillary Agreement, the claim shall be made under the Ancillary Agreement to the extent applicable and the provisions thereof shall govern such claim.  In no event shall any Party be entitled to double recovery from the indemnification provisions of this Agreement and any Ancillary Agreement.

Section 9.04.  Procedures for Indemnification of Third Party Claims.  (a)  If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a Person in the CIBC Group or the Company Group of any claim or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 9.01 or Section 9.02, or any other Section of this Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party written notice thereof as promptly as practicable (and in any event within thirty (30) days) after becoming aware of such Third Party Claim.  Any such notice shall describe the Third Party Claim in reasonable detail.  Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 9.04(a) shall not relieve the related Indemnifying Party of its obligations under this Article 9, except to the extent, and only to the extent, that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)                                 An Indemnifying Party may elect (but shall not be required) to defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee), any Third Party Claim if such Indemnifying Party acknowledges that it would have an indemnity obligation for the Liability resulting from such Third Party Claim as provided for under this Article 9 within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 9.04(a); provided that the Indemnifying Party shall not be entitled to defend and shall pay the reasonable fees and expenses of one separate counsel (in addition to local counsel or counsel with specialized expertise) for all Indemnitees if the claim for indemnification relates to or arises in connection with any criminal action, indictment or allegation; and provided, further, that if an Indemnifying Party elects to defend a Third Party Claim pursuant to this Section 9.04(b), such defense shall be carried out in consultation with the applicable Indemnitees.  Within forty-five (45) days after the receipt of notice from an Indemnitee in accordance with Section 9.04(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions to its defense.  After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee; provided, however, that (i) if the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice or (ii) if the Third Party Claim involves injunctive or equitable relief, then, in any such case, the reasonable fees and expenses of one separate counsel (in addition to local counsel or counsel with specialized expertise) for all Indemnitees shall be borne by the Indemnifying Party.

(c)                                  If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 9.04(b), and for any period during which an Indemnifying Party has not assumed the defense of a Third Party Claim (other than during any period in which the Indemnitee shall have failed to give notice of the Third Party Claim in accordance with Section 9.04(a)), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party.  Any legal fees and expenses incurred by the Indemnitee in connection with defending such claim shall be paid by the Indemnifying Party at the then applicable regular rates charged by counsel, without regard to any flat fee or special fee arrangement otherwise in effect between such counsel and the Indemnitee.

(d)                                 Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.  If an

Indemnifying Party has failed to assume the defense of the Third Party Claim within the time period specified in clause (b) above, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(e)                                  In the case of a Third Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee or (ii) to ascribe any fault on any Indemnitee in connection with such defense.

(f)                                   Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all Liability in respect of such Third Party Claim.

Section 9.05.  Additional Matters.  (a)  Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment.  If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee as contemplated by this Agreement and the Ancillary Agreements.

(b)                                 In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person.  Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)                                  In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or otherwise hold the Indemnifying Party as party thereto, if at all practicable.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement with respect to such Third Party Claim.

Section 9.06.  Remedies Cumulative.  The remedies provided in this Article 9 shall be cumulative and, subject to the provisions of Article 8, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 9.07.  Special Damages.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER (INCLUDING ANY LOSS IN THE VALUE OF COMMON STOCK BENEFICIALLY OWNED BY AN INDEMNITEE); PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS (INCLUDING IN RESPECT OF ANY LOSS IN THE VALUE OF COMMON STOCK, INCLUDING THIRD PARTY SHARES) TO A PERSON WHO IS NOT A MEMBER OF THE INDEMNITEE’S GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 9.07.

Section 9.08.  Production of Witnesses; Records; Cooperation.  (a)  After the Effective Date, except in the case of any Action involving or relating to a conflict or dispute between any member of the CIBC Group, on the one hand, and any member of the Company Group, on the other hand, each Party hereto will use its commercially reasonable efforts to make available to each other Party, upon written request, the then current directors, officers, employees, other personnel and agents of the Person in its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which indemnification is or may reasonably be expected to be sought that the requesting Party may from time to time be involved.  The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party or Indemnitee chooses to defend or to seek to compromise or settle any Third Party Claim, the other Party shall make available to such Indemnifying Party or Indemnitee, as applicable, upon written request then current directors, officers, employees, other personnel and agents of the Persons in its respective Group as witnesses and any information within its control or possession, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise reasonably cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c)                                  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions in which indemnification is or may reasonably be expected to be sought.

(d)                                 The obligation of the Parties to provide witnesses pursuant to this Section 9.08 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses employees and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 9.08(a)).

(e)                                  In connection with any matter contemplated by this Section 9.08, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Person in any Group.

ARTICLE 10

DISPUTE RESOLUTION

Section 10.01.  Disputes.  Except as otherwise specifically provided in any Ancillary Agreement, the procedures for discussion, negotiation and mediation set forth in this Article 10 shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) between or among any Person in the CIBC Group and the Company Group that may arise out of or relate to, or arise under or in connection with this Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby on or prior to the Effective Date).

Section 10.02.  Escalation; Mediation.  (a)  It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between or among them with respect to the matters covered by this Agreement or any Ancillary Agreement that may arise from time to time on a mutually acceptable negotiated basis.  In furtherance of the foregoing, any Party involved in a dispute, controversy or claim with respect to such matters (except any matters covered by the Trademark License Agreement and the Transition Services Agreement) may deliver a notice (an “Escalation Notice”) demanding an in person meeting involving representatives of the Parties at a senior level of management of the Parties (or if the Parties agree, of the appropriate strategic business unit or division within such entity).  A copy of any such Escalation Notice shall be given to the General Counsel, or like officer or official, of each Party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement).  Any agenda, location or procedures for such discussions or negotiations between the Parties may be established by the Parties from time to time; provided, however, that the Parties shall use their commercially reasonable efforts to meet within thirty (30) days of the Escalation Notice.

(b)                                 If the Parties are not able to resolve the dispute, controversy or claim through the escalation process referred to above, then the matter shall be referred to mediation.  The Parties shall retain a mediator to aid the Parties in their discussions and negotiations by informally providing advice to the Parties.  Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible in any other proceeding.  The mediator may be chosen from a list of mediators previously selected by the Parties or by other agreement of the Parties.  Costs of the mediation shall be borne equally by the Parties involved in the matter, except that each Party shall be responsible for its own expenses.  Mediation shall be a prerequisite to the commencement of any Action by either Party.

Section 10.03.  Court Actions.  (a)  In the event that any Party, after complying with the provisions set forth in Section 10.02 above, desires to commence an Action, such Party, subject to Section 13.17, may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction as set forth in Section 13.17.

(b)                                 Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 10, except to the extent such commitments are the subject of such dispute, controversy or claim.

ARTICLE 11

FURTHER ASSURANCES

Section 11.01.  Further Assurances.  (a)  In addition to the actions specifically provided for elsewhere in this Agreement, including, without limitation, the actions set forth in Section 6.02, 6.03 and 6.08, each of the Parties hereto will cooperate with each other and shall use its (and will cause their respective Subsidiaries and Affiliates to use) commercially reasonable efforts, prior to, on and after the Effective Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Date, each Party shall cooperate with the other Party, and without any further consideration, at the expense of such Party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture, order, decree, financial assurance (including letter of credit) or other instrument (including any Consents, Notices or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by such other Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby.

(c)                                  To the extent that any obligation of Parent, CIBC or the Company requires any performance on the part of other members of their respective Groups, Parent or the Company, as applicable, shall cause such members of its respective Group to undertake such performance.  Without limiting the foregoing, if and as required, Parent, CIBC and the Company in their respective capacities as direct and indirect stockholders of their respective Subsidiaries comprising their respective Groups, shall each approve or ratify any actions reasonably necessary to be taken by such Subsidiaries to effectuate the transactions contemplated by this Agreement.

ARTICLE 12

TERMINATION

Section 12.01.  Termination.  Except as expressly set forth in Section 12.02, this Agreement shall terminate and be of no further force or effect on the earlier of (i) the 5% Date and (ii) the date on which CIBC (or its successor, including by virtue of any dissolution, liquidation, reorganization, amalgamation, merger or other transaction) ceases to be a member of the CIBC Group.

Section 12.02.  Effect of Termination; Survival.  In the event of any termination of this Agreement, no Party (or any of its directors, officers, members or managers) shall have any Liability or further obligation to any other Party; provided that the terms, provisions and agreements contained in Article 3, Section 6.10, Article 8, Article 9, Article 10, Sections 11.01(a) and (b) and Article 13 shall survive indefinitely and remain operative and in full force and effect, including (in respect of Article 9) regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.  For the avoidance of doubt, the rights and obligations of each of Parent, CIBC and the Company (including their respective Indemnitees) under this Agreement shall survive the merger or consolidation of any Party, the sale or other transfer by any Party of any assets or businesses or the assignment by it of any Liabilities, or the change of form, change of control or corporate reorganization of any Party.

ARTICLE 13

MISCELLANEOUS

Section 13.01.  Counterparts; Entire Agreement; Conflicting Agreements.  (a)  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

(b)                                 This Agreement, the Ancillary Agreements, the exhibits, the schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

(c)                                  In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.  Subject to Section 9.03(d), in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the Ancillary Agreement shall control with respect to the subject matter thereof, and this Agreement shall control with respect to all other matters.

Section 13.02.  No Construction Against Drafter.  The Parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the Parties.  Having acknowledged the foregoing, the Parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

Section 13.03.  Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Laws of the State of New York.

Section 13.04.  Transferability; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party hereto.

Section 13.05.  Third Party Beneficiaries.  Except for the indemnification rights under this Agreement of any CIBC Indemnitee or Company Indemnitee in their respective capacities as such (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person (including employees of the Parties hereto) except the Parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person (including employees of the Parties hereto) with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 13.06.  Notices.  Except as otherwise provided in Section 5.11, all notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, or (c) provided by e-mail, addressed as follows:

If to Parent, to:

[•]

e-mail address

with a copy to:

[•]

e-mail address

If to CIBC, to:

[•]

e-mail address

If to the Company to:

[•]

e-mail address

with a copy to:

[•]

e-mail address

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 13.07.  Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 13.08.  Force Majeure.  No Party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment.  In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay; provided that if any Party experiences such a delay or failure, it shall immediately provide a written notice to the other Party of such delay or failure, including a reasonably detailed description of the cause.

Section 13.09.  Currency. All references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 13.10.  Expenses.  Except as otherwise specified in this Agreement or the Ancillary Agreements, and except as set forth on Schedule 13.10 or as otherwise agreed in writing between Parent, CIBC and the Company, Parent, CIBC and the Company shall each be responsible for its own fees, costs and expenses paid or incurred in connection with the IPO.

Section 13.11.  Headings.  The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.12.  Waivers of Default.  Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.

Section 13.13.  Remedies.  The Parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached.  Therefore, in addition to, and not in limitation of, any other remedy available to any Party, except as otherwise expressly provided herein, an aggrieved Party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.  Neither Party shall be required to obtain or furnish any bond or similar instrument in connection with or as a condition to obtaining or seeking any such remedy.  For the avoidance of doubt, nothing in this Agreement shall diminish the availability of specific performance of the obligations under this Agreement or any other injunctive relief.  Such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any Party may otherwise have.  Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties.  Each Party hereby further agrees that in the event of any action by the other Party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

Section 13.14.  Amendments.  No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 13.15.  Interpretation.  Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires.  The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the schedules, exhibits and appendices hereto) and not to any particular provision of this Agreement.  Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified.  The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless the context otherwise requires or unless otherwise specified.

Section 13.16.  Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.16.

Section 13.17.  Submission to Jurisdiction; Waivers.  With respect to any Action relating to or arising out of this Agreement, subject to the provisions of Article 10, each Party to this Agreement irrevocably (a) consents and submits to the exclusive jurisdiction of the courts of the State of New York and any court of the United States located in the Borough of Manhattan in New York City; (b) waives any objection which such Party may have at any time to the laying of venue of any Action brought in any such court, waives any claim that such Action has been brought in an inconvenient forum and further waives the right to object, with respect to such Action, that such court does not have jurisdiction over such Party; and (c) consents to the service of process at the address set forth for notices in Section 13.06 herein; provided, however, that such manner of service of process shall not preclude the service of process in any other manner permitted under applicable Law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

CANADIAN IMPERIAL BANK OF COMMERCE

By:
Name:
Title:

CIBC INVESTMENTS (CAYMAN) LIMITED

By:
Name:
Title:

FIRSTCARIBBEAN INTERNATIONAL BANK
LIMITED

By:
Name:
Title: